Exhibit 99.1

Staffing 360 Solutions Announces Pricing

of $4.0 Million Public Offering

NEW YORK, February 8, 2019 - Staffing 360 Solutions, Inc. (NASDAQ: STAF), a company  executing an international buy-integrate-build strategy through the acquisition of domestic and international staffing organizations in the United States and United Kingdom, today announced the pricing of an underwritten public offering of 2,425,000 shares of common stock at a public offering price of $1.65 per share. The estimated gross proceeds to the Company are expected to be approximately $4.0 million prior to deducting underwriting discounts, commissions and other estimated offering expenses.

The Company intends to use the net proceeds from the offering for working capital and to redeem a portion of the outstanding Series E Preferred Stock.

The Company has granted the underwriters a 45-day option to purchase up to 363,750 additional shares of common stock to cover over-allotments, if any. The offering is expected to close on Tuesday, February 12, 2019, subject to satisfaction of customary closing conditions.

ThinkEquity, a division of Fordham Financial Management, Inc., is acting as sole book-running manager for the offering.

The Securities and Exchange Commission declared effective a registration statement on Form S-1 relating to these securities on February 8, 2019, which includes a preliminary prospectus relating to the offering. A final prospectus will be filed with the SEC. The offering is being made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained, when available, by contacting ThinkEquity, 17 State Street, 22nd Floor, New York, NY 10004, telephone (877) 436-3673, email: prospectus@think-equity.com. Investors may also obtain these documents at no cost by visiting the SEC's website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. is engaged in the execution of an international buy-integrate-build strategy through the acquisition of domestic and international staffing organizations in the United States and United Kingdom. The Company believes that the staffing industry offers opportunities for accretive acquisitions that will drive its annual profitable revenues to $500 million. As part of its targeted consolidation model, the Company is pursuing acquisition targets in the finance and accounting, administrative, engineering, IT, and Light Industrial staffing space. For more information, please visit: www.staffing360solutions.com. Follow Staffing 360 Solutions on Facebook, LinkedIn and Twitter.

Forward-Looking Statements

This press release contains forward-looking statements, which may be identified by words such as "expect," "look forward to," "anticipate" "intend," "plan," "believe," "seek," "estimate," "will," "project" or words of similar meaning. Although Staffing 360 Solutions, Inc. believes such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Actual results may vary materially from those expressed or implied by the statements herein due to the Company’s ability to successfully raise sufficient capital on reasonable terms or at all, available cash on hand and contractual and statutory limitations that could impair our ability to pay future dividends, our ability consummate additional acquisitions and successfully integrate newly acquired companies, to organically grow our business, to successfully defend potential future litigation, changes in local or national economic conditions, the ability to comply with contractual covenants, including in respect of its debt, as well as various additional risks, many of which are now unknown and generally out of the Company’s control, and which are detailed from time to time in reports filed by the Company with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.

Investor Relations Contact:
Harvey Bibicoff, CEO
Bibicoff + MacInnis, Inc.
818.379.8500  harvey@bibimac.com